[ARTICLE]   5
[LEGEND]
Registrant is a limited partnership which invests in a real estate joint venture. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
[/LEGEND]
[TABLE]
[S]                                           [C]
[PERIOD TYPE]                                 9-MOS
[FISCAL-YEAR-END]                             DEC-31-2000
[PERIOD-END]                                  SEP-30-2000
[CASH]                                          2,954,075
[SECURITIES]                                            0
[RECEIVABLES]                                       2,795
[ALLOWANCES]                                            0
[INVENTORY]                                             0
[CURRENT-ASSETS]                                        0
[PP&E]                                                  0
[DEPRECIATION]                                          0
[TOTAL-ASSETS]                                  4,297,153  [F1]
[CURRENT-LIABILITIES]                                   0
[BONDS]                                                 0
[COMMON]                                                0
[PREFERRED-MANDATORY]                                   0
[PREFERRED]                                             0
[OTHER-SE]                                      4,218,716  [F2]
[TOTAL-LIABILITY-END-EQUITY]                    4,297,153  [F3]
[SALES]                                                 0
[TOTAL-REVENUES]                               19,812,441  [F4]
[CGS]                                                   0
[TOTAL COSTS]                                           0
[OTHER EXPENSES]                                   65,585
[LOSS-PROVISION]                                        0
[INTEREST-EXPENSE]                                      0
[INCOME-PRETAX]                                19,746,856
[INCOME-TAX]                                            0
[INCOME-CONTINUING]                            19,746,856
[DISCONTINUED]                                          0
[EXTRAORDINARY]                                         0
[CHANGES]                                               0
[NET-INCOME]                                   19,746,856
[EPS-BASIC]                                        113.86  [F5]
[EPS-DILUTED]                                           0
[FN]
[F1] In addition to cash and receivables, total assets include an investment in unconsolidated partnership of $1,340,283.
[F2] Represents partners' capital.
[F3] Liabilities include accounts payable and other liabilities of $78,437. [F4] Total revenues include equity in earnings of unconsolidated partnership of $19,559,286 and interest and other revenue of $253,155.
[F5] Represents net income per Unit of limited partnership interest.
[/FN]
[/TABLE]